As filed with the Securities and Exchange Commission on January 16, 2007
Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDICAL TECHNOLOGY AND INNOVATIONS, INC.
(Exact name of Registrant as specified in Charter)

Florida	65-2954561
(State of Incorporation)	(I.R.S. Employer I.D. Number)

1800 Fruitville Pike, Suite 200, Lancaster, PA 17601
(Address of Principal Executive Offices)

            2007 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Jeremy Feakins
Medical Technology and Innovations, Inc.
1800 Fruitville Pike, Suite 200
Lancaster, PA 17601
                              (717) 390-3777
(Name, Address and Telephone Number of Agent for Service)

Copy to:
ROBERT BRANTL, ESQ.
52 Mulligan Lane
Irvington, NY 10533
(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of		Proposed Maximum	Proposed Maximum
Securities	Amount to	Offering	Aggregate	Amount of
to be Registered	be Registered(1)	Price per Share (2)	Offering Price (2)	Registration Fee

Common Stock, no par value	2,300,000 shares	$0.12½	$287,500	$30.77

(1)
This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)
The price stated is estimated solely for purposes of calculation of the registration fee, and is calculated by multiplying 2,300,000 shares by $0.12½. Pursuant to Rule 457(h)(1), the multiplier was determined on the basis of the book value per share as of September 30, 2006, the most recent practicable date. As of September 30, 2006, the book value of the common stock was less than zero. Therefore, for purpose of determining the fee, the book value has been modified by eliminating liabilities owed to affiliates as of that date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Medical Technology and Innovations, Inc. (“Medical Technology”) is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)	Medical Technology’s Annual Report on Form 10-KSB for the year ended June 30, 2006;

(b)	Medical Technology’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

(c)	the description of Medical Technology’s Common Stock contained in its Registration Statement on Form S-8 (Registration No. 333-99795) filed on September 19, 2002.

Medical Technology is also incorporating by reference all documents hereafter filed by Medical Technology pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Robert Brantl, Esq., counsel to Medical Technology, has passed upon the validity of the shares registered pursuant to this Registration Statement. Mr. Brantl holds no interest in the securities of Medical Technology and Innovations, Inc.

Item 6.	Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred by him in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 607.0850 of the Florida Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

Our certificate of incorporation authorizes the Board of Directors to indemnify members of our Board of Directors and officers of Medical Technology against personal liability to the fullest extent permitted by Florida corporate law. Our bylaws provide that members of our Board of Directors and officers of Medical Technology will be indemnified against personal liability to the fullest extent permitted by Florida corporate law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	2007 Equity Incentive Plan

5	Opinion of Robert Brantl, Esq.

23.1	Consent of Stegman & Company.

23.2	Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.	Undertakings.

Medical Technology and Innovations, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Medical Technology pursuant to the provisions of the Florida Business Corporation Act or otherwise, Medical Technology has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Medical Technology of expenses incurred or paid by a director, officer or controlling person of Medical Technology in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Medical Technology will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REOFFER PROSPECTUS

MEDICAL TECHNOLOGY AND INNOVATIONS, INC.

2,300,000 Shares of Common Stock

The shares are being offered by persons who are officers, directors or otherwise control persons of Medical Technology and Innovations, Inc. They acquired the shares from Medical Technology and Innovations, either as the recipients of grants of stock or by exercising stock options issued to them by Medical Technology and Innovations.

Medical Technology and Innovations common stock is listed for trading on the Pink Sheets under the trading symbol “MTIV.”

As long as our common stock remains quoted exclusively on the Pink Sheets, the selling shareholders intend to resell their shares at a resale price of $_____ per share. If a trading market for Medical Technology and Innovations common stock develops on the OTC Bulletin Board, then the selling shareholders will negotiate with the market makers for Medical Technology and Innovations common stock to determine the prices at which they will sell the common stock.

Purchase of Medical Technology and Innovations common stock involves substantial risk. Please see “Risk Factors,” which begins on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Medical Technology and Innovations, Inc.
1800 Fruitville Pike, Suite 200
Lancaster, PA 17601
717-390-3777

The date of this prospectus is January 16, 2007

TABLE OF CONTENTS

RISK FACTORS	-2-

SELLING SHAREHOLDERS	-4-

OTHER AVAILABLE INFORMATION	-4-

INDEMNIFICATION	-5-

RISK FACTORS

You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

I. Risks Attendant to our Business

Our business plan will fail if we are unable to obtain substantial additional capital on acceptable terms.

We have recently begun to implement our business plan. We are planning to establish 500 Websites. Each Website requires working capital before it becomes self-funding. Therefore, in order to continue the implementation of our business plan, we will require significant amounts of capital. If Medical Technology and Innovations is not able to obtain the capital necessary to implement our business plan, or cannot obtain capital on terms that make the business plan viable, our business will fail.

We are planning to introduce a new kind of Website. There is no past experience to assure us that it will be successful.

Our business consists of developing and marketing business networking community Websites. Our Websites will be distinctly different from other community Websites. We cannot know, therefore, how much demand there will be for the services we will be providing. It is likely that we will not have substantial evidence of the market acceptance of our Websites until we have devoted most of our capital to them. If it occurs that the level of usage of our Websites is insufficient to sustain them economically, then our business will fail.

Substantial competition could prevent us from obtaining the usage level necessary for our Websites to succeed.

In order for the revenue from our Websites to support their cost and our overhead, it will be necessary that the Websites attract a significant number of users. If a competitor were to introduce a community Website aimed at the same demographic group as one of our Websites, and if a larger portion of that group were attracted to the competitor’s site than were attracted to ours, it is likely that our Website would be unprofitable. This result would become even more likely if the comparable Website were supported by a sponsor capable of devoting greater capital resources to marketing than we are. If a substantial number of our Websites meet such competition, our business may fail.

Unless we are able to maintain our technology at the state-of-the-art, it is likely that our business will fail.

Competition among Websites is driven by a combination of money and technology. In order to compete effectively, it will be necessary for us to continually develop new technology, so that our Websites are as attractive to users as those of our competitors. If we are unable to develop or obtain competitive technology, we will lose users and the revenues associated with them.

We may be unable to employ and retain the qualified personnel that will be necessary for our success.

There is great demand for engineers and graphic designers with the skills necessary to support a successful Website. We will have to offer substantial incentives in order to obtain the services of individuals with useful experience in the design and development of cutting edge Websites. As a result, our labor costs may be greater than they would be in a less dynamic industry. On the other hand, if we are unable to employ the qualified individuals that we will need, our business may fail.

Our business development could be hindered if we lost the services of our Chief Executive Officer.

Jeremy Feakins is the Chief Executive Officer of Medical Technology and Innovations. Mr. Feakins is responsible for strategizing not only our business plan but also the means of financing it. If Mr. Feakins were to leave us or become unable to fulfill his responsibilities, our business would be imperiled. At the very least, there would be a substantial delay in the development of our plans until a suitable replacement for Mr. Feakins could be retained.

II. Risks Factors Attendant to Ownership of our Common Stock

If we are unable to obtain a listing on the OTC Bulletin Board, the market for our common stock will be limited.

The common stock of Medical Technology and Innovations is currently quoted only on the Pink Sheets. Only a limited number of brokers will sell Pink Sheet stocks to their clients. As a result, most Pink Sheet stocks have limited liquidity. Medical Technology and Innovations intends to cooperate with a market maker in applying for a listing on the OTC Bulletin Board. We do not know, however, how soon we will be able to obtain a listing. Nor are we assured that our application will be accepted by the OTC Bulletin Board. If we are unable to obtain an OTC Bulletin Board listing, or if it is delayed for a lengthy period, shareholders may find it difficult to sell our stock.

There is a very limited market for our common stock

The common stock of Medical Technology and Innovations has not been actively traded since 2002. A market for the shares is being developed in 2007. However, an active market is not likely to develop for several months, perhaps longer. If a more substantial market for our stock does not develop, shareholders may find it difficult to sell their shares when they wish to do so. In addition, the market price of our shares is likely to be volatile, due to the small number of market makers and limited market. A shareholder in Medical Technology and Innovations who wants to sell his shares, therefore, runs the risk that at the time he wants to sell, the market price may be much less than the price he would consider to be fair.

SELLING SHAREHOLDERS

The table below contains information regarding the individuals who are using this prospectus to offer common shares.

Selling Shareholder	Position	Shares Owned Before Offering	Number of Shares Offered	Shares Owned After Offering	Percentage of Class Held After Offering
Jeremy Feakins	C.E.O.	3,139,611	1,075,000	2,064,611	23.9%
Michael Ragan	C.O.O.	50,000	50,000	0	--
Jennifer Herman	C.F.O.	35,000	35,000	0	--

OTHER AVAILABLE INFORMATION

Medical Technology and Innovations is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)	Medical Technology and Innovations’ Annual Report on Form 10-KSB for the year ended June 30, 2006;

(b)	Medical Technology and Innovations’ Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;

(c)	the description of Medical Technology and Innovations’ Common Stock contained in its Registration Statement on Form S-8 (Registration No. 333-99795) filed on September 19, 2002.

Medical Technology and Innovations is also incorporating by reference all documents hereafter filed by Medical Technology and Innovations pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Upon written request, Medical Technology and Innovations will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any and all information that has been incorporated into this prospectus by reference. We will provide the information at no cost to the person who requests it. Any such request should be made to Jennifer Herman, Chief Financial Officer, Medical Technology and Innovations, Inc., 1800 Fruitville Pike, Suite 200, Lancaster, PA 17601.

Medical Technology and Innovations files with the Securities and Exchange Commission annual, quarterly and current reports, proxy statements and other information, which may assist you in understanding our company. In addition, we have filed a registration statement on Form S-8, including exhibits, with respect to the shares to be sold in the offering.

You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

INDEMNIFICATION

Section 607.0850 of the Florida Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred by him in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 607.0850 of the Florida Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

Our certificate of incorporation authorizes the Board of Directors to indemnify members of our Board of Directors and officers of Medical Technology against personal liability to the fullest extent permitted by Florida corporate law. Our bylaws provide that members of our Board of Directors and officers of Medical Technology will be indemnified against personal liability to the fullest extent permitted by Florida corporate law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

*    *    *    *    *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Medical Technology and Innovations, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania on the 15th day of January, 2007.

MEDICAL TECHNOLOGY AND INNOVATIONS, INC.

By:	/s/ Jeremy Feakins
Jeremy Feakins, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on January 15, 2007.

/s/ Jeremy Feakins
Jeremy Feakins, Director,
Chief Executive Officer

/s/ Jennifer Herman
Jennifer Herman,
Chief Financial and Accounting Officer